July 24, 1995


Mr. Larry Mullin



Dear Mr. Mullin:

This letter will serve to confirm our understanding and agreement pursuant to which Trump's Castle Associates ("TCA") has agreed to employ you, and you have agreed to be employed by TCA for the Term defined and set forth in Paragraph 2, unless terminated earlier by TCA pursuant to Paragraph 13 hereof:

1. You shall be employed by TCA in the capacity of Vice President of Slot Operations or in such other position as determined solely by TCA to perform such duties as are commonly attendant upon such office.

2. Your employment with TCA shall commence on July 31, 1995, and continue for a period of three (3) years thereafter, expiring on July 30, 1998.

3. a. During the first year of this Agreement, you shall be paid an annual base salary at the rate of One Hundred Fifty Thousand ($150,000) Dollars payable periodically in accordance with TCA's regular payroll practices. During the second and third years of this Agreement, you shall be paid an annual base salary at the rate of One Hundred Sixty ($160,000) dollars payable periodically in accordance with TCA's regular payroll practices.

     b. Upon the commencement of your employment with TCA, you shall receive a bonus in the amount of Ten Thousand ($10,000) Dollars.

     c. TCA shall reimburse you for the cost of health insurance coverage under COBRA during your first ninety (90) days of employment.

     d. You shall be entitled to three (3) weeks vacation on the first anniversary of your employment. Thereafter, you will earn vacation in accordance with TCA's regular policies therefor.

4. You shall be afforded coverage under TCA's employee insurance programs in such form and at such levels as TCA, in its sole and absolute discretion, may hereafter elect to provide for similarly situated executives.

5. a. You shall be entitled to participate in TCA's executive benefit programs in such form and at such levels as TCA, in its sole and absolute discretion, may hereafter elect to provide similarly situated executives.

     b. You shall be entitled to participate in any management profit sharing or bonus plan established by TCA for similarly situated executives, but in no event shall you receive a bonus of less than Thirty Thousand ($30,000) Dollars in 1995 (payable in December 1995) and Forty Thousand ($40,000) Dollars per year in 1996 and 1997.

     c. You shall, in addition to monetary compensation, receive a car allowance of Seven Hundred Fifty ($750) Dollars per month.

6. You agree that until the Expiration Date and/or so long as TCA continues to pay your salary as provided herein, you shall not accept employment, either as an employee, consultant or independent contractor, for or on behalf of any other casino hotel located in Atlantic City, New Jersey. You acknowledge and agree that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same is necessary to protect the legitimate interests of TCA, imposes no undue hardship on you and is not injurious to the public.

7. You hereby agree that throughout the term of this Agreement you shall devote your full time, attention and efforts to TCA's business and shall not, directly or indirectly, work for, consult with or otherwise engage in any other activities of a business nature for any other person or entity, without TCA's prior written consent. You will promptly communicate to TCA, in writing when requested, all marketing strategies, technical designs and concepts, and other ideas pertaining to TCA's business which are conceived or developed by you, alone or with others, at any time (during or after business hours) while you are employed by TCA. You acknowledge that all of those ideas will be TCA's exclusive property. You agree to sign any documents which TCA deems necessary to confirm its ownership of those ideas, and you agree to otherwise cooperate with TCA in order to allow TCA to take full advantage of those ideas.

8. You acknowledge that you have access to information which is proprietary and confidential to TCA. This information includes, but is not limited to,
     (1) the identity of customers and prospects, (2) names, addresses and telephone numbers of individual contacts, (3) pricing policies, marketing strategies, product strategies and methods of operation, and (4) expansion plans, management policies and other business strategies and policies. You acknowledge and understand that this information must be maintained in strict confidence in order for TCA to protect its business and its competitive position in the marketplace. Accordingly, both during and after termination of your employment, you agree that you will not disclose any of this information for any purpose or remove materials containing this information from TCA's premises. Upon termination of your employment, you will immediately return to TCA all correspondence files, business card files, customer and prospect lists, price books, technical data, notes and other materials which contain any of this information, and you will not retain copies of those materials. Notwithstanding the foregoing, you may maintain and use information and data as described herein of which you are aware prior to your employment by TCA. Nothing in this paragraph is intended to prevent you from utilizing information which was not developed by TCA during the course of your employment at TCA.

9. You also agree that for a period of forty-five (45) days after termination of your employment, you will not solicit or contact, directly or through any other Atlantic City casino, any customers whom you have developed or continued to develop during your tenure with TCA.

10. You represent to TCA that there are no restrictions or agreements to which you are a party which would be violated by our execution of this Agreement and your employment hereunder.

11. You hereby agree to comply with all of the rules, regulations, policies and/or procedures adopted by TCA during the term of this Agreement, as well as all applicable state, federal and local laws, regulations and ordinances.





12. You hereby represent that you presently hold the New Jersey Casino Control Commission license required in connection with your employment hereunder and will take appropriate steps to renew said license in a timely manner.

13. TCA may at any time, at its election, terminate this Agreement and your employment under this Agreement prior to the end of its term because of (a) dishonesty by you; (b) negligence or willful malfeasance by you in the performance of your duties under this Agreement; (c) breach by you of any of the terms of this Agreement; (d) failure to observe any written policies and procedures established from time to time by TCA; (e) failure to obtain or maintain any licenses, permits or any such other documents required by any governmental authority having jurisdiction over TCA or deemed necessary or beneficial by TCA or failure to comply with any applicable law, rule, regulation or requirements of any such authority; (f) physical or mental disability which prevents you from performing your duties under this Agreement for a consecutive period of at least sixty (60) days or for at least ninety (90) days in a period of one hundred eighty (180) days; or (g) willful and continued (after notice) failure to substantially perform your assigned duties. This Agreement will terminate automatically, with no further action on the part of TCA, in the event of your death.

14. TCA shall indemnify, defend and hold your harmless, including the payment of reasonable attorney fees, if TCA does not directly provide your defense, from and against any and all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public with respect to any claim which asserts as a basis, any acts, omissions or other circumstances involving the performance of your employment duties hereunder unless such claim is based upon your gross negligence or any willful and/or wanton act.

15. You represent that you are a citizen of the United States or that you possess the proper visa and/or work permits necessary to perform your functions hereunder.

16. You acknowledge that it would be extremely difficult to measure the damages that might result from any breach by you of your promises in Sections 6, 7, 8 and 9 of this Agreement and that a breach may cause irreparable injury to TCA which could not be compensated by money damages. Accordingly, TCA will be entitled to enforce this Agreement by obtaining a court order prohibiting you (and any others involved) from breaching this Agreement. If a court decides that any part of this agreement is too broad, the court may limit that part and enforce it as limited.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and in any lawsuit involving this Agreement, you consent to the jurisdiction and venue of any state or federal court located in New Jersey. This Agreement represents the entire agreement between the parties and may not be modified or amended without the written agreement of both parties. This Agreement supersedes all other agreements between the parties.

If the foregoing correctly sets forth our understanding, kindly sign and return to me the duplicated copy of this letter enclosed herewith.

Very truly yours,

TRUMP'S CASTLE ASSOCIATES

                                                 Agreed & Consented to:

By: /s/ ROGER P. WAGNER                             /s/ LARRY MULLIN
    --------------------------                      ------------------------
        Roger P. Wagner                                 Larry Mullin
        President/Chief
          Operating Officer

February 22, 1996



Mr. Larry J. Mullin
1108 Lavender Lane
Absecon, NJ  08201

Re:     July 24, 1995 Employment Agreement

Dear Mr. Mullin:

This will confirm our agreement to amend the July 24, 1995 Employment Agreement between you and Trump's Castle Associates ("Agreement") as follows:

1. For the calendar year 1996, in addition to the bonus specified in Paragraph 5.b. of the Agreement, you shall be entitled to an additional bonus amount to be awarded based on the following schedule:

               Trump's Castle's 1996                       Additional
               Gross Operating Profit                     Bonus Amount
               -----------------------                    ------------
               $60,000,000-$60,999,999                      $25,000
               $61,000,000-$61,999,999                      $35,000
               $62,000,000-$62,999,999                      $45,000
               $63,000,000 or higher                        $55,000

        "Gross Operating Profit" shall mean the aggregate revenues of Trump's Castle less operating expenses of a nature contained in the 1996 Operating Budget previously approved by the Trump's Castle Associates Board of Partner Representatives. Gross Operating Profit shall be calculated by Trump's Castle's Chief Financial Officer and verified by the annual audit conducted by Trump's Castle's independent outside auditors. The payment of the additional bonus amount set forth herein shall take place upon completion of the independent annual audit, in or about February or March 1997.

2. This Amendment shall be subject to the approval of the New Jersey Casino control Commission, pursuant to N.J.S.A. 5:12-104A(3).

3. All other terms of the Agreement shall remain in full force and effect.

If the foregoing is acceptable to you, kindly sign and return to me the enclosed duplicate copy of this letter.

Very truly yours,

/s/ ROGER P. WAGNER
-----------------------------
    Roger P. Wagner
    President/Chief Operating Officer



I hereby accept and agree to the foregoing amendment.


      /s/ LARRY J. MULLIN
      ------------------------
          Larry J. Mullin

                                            March 17, 1998



Mr. Larry J. Mullin
1108 Lavender Lane
Absecon, NJ  08201

        RE:    JULY 24, 1995 EMPLOYMENT AGREEMENT ("AGREEMENT")
               SECOND AMENDMENT

Dear Larry:

        This letter will confirm our agreement to amend the Agreement by extending the term set forth in paragraph 2 for an additional twenty-nine (29) month period terminating on December 31, 2000. As consideration for this extension, your annual base salary as stated in paragraph 3 a. of the Agreement shall be increased as follows: (1) on August 1, 1998, your base salary shall be increased to Two Hundred Thirty-five Thousand ($235,000) Dollars; (2) on January 1, 1999, your base salary shall be increased to Two Hundred Forty-five Thousand ($245,000) Dollars; and (3) on January 1, 2000, your base salary shall be increased to Two Hundred Sixty Thousand ($260,000) Dollars. There will no longer be car allowances issued to TCA executives. However, your annual base salary has been increased to reflect said allowance. You will be entitled to participate in any management profit sharing or bonus plan as outlined in paragraph 5 a. of your original Employment Agreement and not as agreed upon in paragraph 1 of the letter Amendment dated February 22, 1996.

        In addition to Paragraph 13 of your Employment Agreement you may terminate the Agreement upon written notice to Trump at any time following a Change of Control, which termination shall be effective on the thirtieth day after such notice. For purposes of this paragraph, a Change in Control means (i) the acquisition of Trump or over thirty-five (35%) percent of THCR's common stock or equivalent limited partnership interests by an unrelated entity, (ii) Nicholas L. Ribis is no longer employed as the President and Chief Executive Officer of THCR, (iii) Mark A. Brown is no longer employed as the President and Chief Operating Officer of Trump's Castle Associates d/b/a Trump Marina Hotel Casino or (iv) the sale or long-term lease of all or substantially all of the assets of Trump.

        All other terms of your employment shall remain as stated in the Agreement.

        If the foregoing is acceptable to you, kindly sign and return to me the enclosed duplicate copy of this letter.


                                          Very truly yours,


                                          /s/ MARK A. BROWN
                                          -------------------------------------
                                              Mark A. Brown
                                              President/Chief Operating Officer



I hereby accept and agree to the foregoing.



By: /s/ LARRY J. MULLIN
    ------------------------
        Larry J. Mullin